Exhibit 10.5

[EXECUTION COPY]

BANK OF AMERICA, N.A. MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	BARCLAYS 745 Seventh Avenue New York, New York 10019

PERSONAL AND CONFIDENTIAL

February 2, 2016

Staples, Inc.
500 Staples Drive
Framingham, MA 01702
Attention:  Ronald L. Sargent, Chairman and Chief Executive Officer

Project Warrior
$3,000,000,000 ABL Facility
Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

This Second Amended and Restated Commitment Letter amends, restates and supersedes that certain Amended and Restated Commitment Letter (the “First Restated Commitment Letter”) dated as of February 20, 2015, from the Commitment Parties (as defined below), Wells Fargo Bank, National Association (“Wells Fargo”), Wells Fargo Securities, LLC, HSBC Bank USA, N.A., HSBC Securities (USA) Inc., (“HSBC Securities”), PNC Bank, National Association, PNC Capital Markets LLC (“PNCCM”), Toronto Dominion (Texas) LLC, TD Securities (USA) LLC (“TD Securities”), U.S. Bank National Association (“U.S. Bank”) and Guggenheim Securities Holdings, LLC to Staples, Inc., a Delaware Corporation (the “Company” or “you”), which letter amended, restated and superseded that certain Commitment Letter dated as of February 4, 2015 (the “Original Signing Date”) from Bank of America (as defined below), MLPFS (as defined below) and Barclays (as defined below) to you.

The Company has advised Bank of America, N.A. (together with any of its affiliates as may be appropriate to provide the services (but not, for the avoidance of doubt, to provide the commitments) contemplated herein, “Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with any of its affiliates as may be appropriate to provide the services contemplated herein, “MLPFS”), Barclays Bank PLC (together with any of its affiliates as may be appropriate to provide the services (but not, for the avoidance of doubt, to provide the commitments) contemplated herein, “Barclays”, and together with Bank of America and MLPFS, and each other financial institution named a “Commitment Party” for the purposes of this Commitment Letter, collectively, the “Commitment Parties”, “we” or “us”) that it intends to (a) acquire Office Depot, Inc., a Delaware corporation (the “Target”) pursuant to an Agreement and Plan of Merger, dated as of the Original Signing Date by and among the Company, the Target and Staples AMS, Inc., a corporation organized under the laws of the state of Delaware and a wholly-owned subsidiary of the Company (“Merger Sub”), as modified by that certain letter dated February 2, 2016, by and between the Company and the Target (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, the “Acquisition Agreement”, without giving effect to any other amendments, modifications, supplements, consents or waivers by the Company thereto, if such amendments, modifications, supplements, consents or waivers by the Company of any term thereof are materially adverse to any interest of the Commitment Parties or the Lenders, made or granted without the prior written consent of the Commitment Parties, in each case, subject to the provisions of the first sentence of paragraph 1 of Exhibit B hereto), whereby Merger Sub will merge with and into the Target with the Target surviving such merger as a wholly-owned subsidiary of the Company (the “Acquisition”) and (b) consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description.  This (i) Second Amended and Restated Commitment Letter, (ii) the Transaction Description, (iii) the Summary of Conditions Precedent attached hereto as Exhibit B, (iv) the ABL Draft Credit Agreement (as defined below) and (v) the ABL Draft Collateral Agreement (as defined below) shall collectively be referred to as the “Commitment Letter”.

You have also advised us that, in connection therewith, it is intended that the financing for the Transactions will be financed from the following sources:

•                  $2,500,000,000 of borrowings under a senior secured term loan facility (the “Term Facility”) having the terms set forth in that certain Term Loan Credit Agreement, dated as of the date hereof (the “Term Loan Credit Agreement”), among Staples Escrow, LLC, a Delaware limited liability company (the “Escrow Borrower”), the lenders from time to time party thereto, Barclays, as administrative agent (in such capacity, the “Term Facility Administrative Agent”) and as collateral agent (in such capacity, the “Term Facility Collateral Agent”), and the other parties thereto, and you will assume all of the rights and obligations of the Escrow Borrower under the Term Loan Credit Agreement, and the proceeds of the Term Facility will be released to the you in connection with such assumption;

•                  Borrowings of up to the amount specified in the ABL Form Credit Agreement under a $3,000,000,000 asset based revolving credit facility (the “ABL Facility”) having the terms set forth in (i) the Morgan Lewis & Bockius LLP draft of the Credit Agreement dated 1.28.2016-A (subject to completion, in each case, in a manner reasonably acceptable to each of the Commitment Parties, of blanks and/or footnoted items, exhibits and schedules (and changes incidental or in connection therewith), other items that by their nature cannot be finalized prior to the Closing Date and other changes (if any) as are mutually agreed by the Commitment Parties and the Company, the “ABL Draft Credit Agreement”), and (ii) the Morgan Lewis & Bockius LLP draft of the Collateral Agreement contemplated thereby dated 1.28.2016 (subject to completion, in each case, in a manner reasonably acceptable to each of the Commitment Parties, of blanks and/or footnoted items, exhibits and schedules (and changes incidental or in connection therewith), other items that by their nature cannot be finalized prior to the Closing Date and other changes (if any) as are mutually agreed by the Commitment Parties, the “ABL Draft Collateral Agreement”) (as hereinafter defined) (collectively, the “ABL Form Credit Agreement”) (the ABL Facility and the Term Facility, collectively, are referred to herein as the “Facilities” and each as a “Facility”);

•                  Common equity issued by the Company to the shareholders of the Target in accordance with the Acquisition Agreement (the “Equity Issuance”); and

•                  Approximately $500,000,000 of existing cash on hand at the Company and the Target (the “Cash Consideration Amount”).

On the date hereof, the net proceeds of the loans made under the Term Facility (the “Term Loans”) and certain other funds have been deposited into an escrow account (the “Escrow Account”) on terms set forth in the certain Escrow Agreement, dated as of the date hereof, by and among, the Escrow Borrower, Term

Facility Administrative Agent, Term Facility Collateral Agent and the other parties thereto (the “Escrow Agreement”), and, upon such funding, the Company hereby confirms the commitments of the parties to the First Restated Commitment Letter to provide the “Term Facility” (as such term is defined in the First Restated Commitment Letter) have been satisfied and terminated.

1.                                      Commitments and Agency Roles

You hereby appoint Bank of America to act, and Bank of America hereby agrees to act, as sole and exclusive administrative agent for the ABL Facility (in such capacity, the “ABL Facility Administrative Agent”) and collateral agent for the ABL Facility (in such capacity, the “ABL Facility Collateral Agent”).  You hereby appoint each of MLPFS and Barclays to act, and each of MLPFS and Barclays hereby agrees to act, as a lead arranger and bookrunner for the ABL Facility (in such capacity, each an “Arranger” and a “Lead Arranger” and collectively, the “Arrangers” and “Lead Arrangers”).  It is agreed that MLPFS shall have “left” placement (and Barclays shall have immediate “right” placement) in any and all marketing materials or other documentation used in connection with the ABL Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement.

In connection with the Transactions (as defined in the Transaction Description) contemplated hereby, (i) Bank of America is pleased to advise you of its several (but not joint) commitment to provide 57.50% of the aggregate principal amount of the ABL Facility, and (ii) Barclays is pleased to advise you of its several (but not joint) commitment to provide 42.50% of the aggregate principal amount of the ABL Facility, in each case, subject solely to the satisfaction or waiver of the conditions set forth or referred to in Section 2 of this Commitment Letter, provided that each such commitment shall be reduced by the commitments of each other financial institution named an “Initial Lender” for the purposes of this Commitment Letter with such reduction to be allocated pro rata based on the aggregate commitments of Bank of America and Barclays.  In such capacities, Bank of America and Barclays, and each other financial institution named an “Initial Lender” for the purposes of this Commitment Letter, are the “Initial Lenders” and each is an “Initial Lender”.

A separate fee letter entered into on the date hereof among the Company, Bank of America, MLPFS and Barclays sets forth our fees for services related to the ABL Facility (the “Fee Letter”).  In consideration of our execution and delivery of this Commitment Letter, you agree to pay the fees and expenses set forth in this Commitment Letter, in the ABL Form Credit Agreement and in the Fee Letter as and when payable in accordance with the terms hereof and thereof.  You agree that no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to the Lenders in order to obtain their commitments under the ABL Facility unless you and we shall so agree.

2.                                      Conditions Precedent

Our commitments hereunder to make effective and fund the ABL Facility on the Closing Date and our agreements to perform the services described herein are subject only to the following conditions: (i)(A) since September 27, 2014 through the date of the Acquisition Agreement, there not having been any Events (as defined below) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on the Target; provided that such condition is qualified in its entirety by reference to (1) the information disclosed by the Target in any Company SEC Document (as defined in the Acquisition Agreement as in effect on the Original Signing Date) filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act (as defined in the Acquisition Agreement as in effect on the Original Signing Date) during the period from December 31, 2013 through the Business Day (as defined in the Acquisition Agreement as in effect on the Original Signing Date) prior to the date of the Acquisition Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Company SEC Document) and (2) the exceptions set forth in the Company Disclosure Schedule (as defined in the Acquisition Agreement as in effect on the Original Signing Date); it being understood and agreed that each exception set forth in the Company Disclosure Schedule shall qualify such condition to the extent such exception is specifically identified as being disclosed under Section 3.6 of the Acquisition Agreement or such exception is disclosed with reference to any other section of the Acquisition Agreement and it is reasonably apparent on the face of such disclosure that it relates to Section 3.6, and (B) since the date of the Acquisition Agreement, there shall not have occurred any Events (other than Excluded Company Events (as defined in the Acquisition Agreement as in effect on the Original Signing Date)) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Target; and (ii) the conditions set forth in Exhibit B hereto; and upon, in each case, satisfaction (or waiver by the Initial Lenders) of such conditions, the initial funding of the ABL Facility shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, other than those that are expressly stated in clauses (i), and (ii) above to be conditions to the initial funding under and effectiveness of, the ABL Facility on the Closing Date.

“Material Adverse Effect” means any event, change or effect (each, an “Event”), individually or in the aggregate with other such Events, that has a material adverse effect on the financial condition, business or results of operations of the Target and its Subsidiaries (as defined in the Acquisition Agreement as of the Original Signing Date), taken as a whole; provided, however, that a Material Adverse Effect shall not include any Event directly or indirectly arising out of or attributable to: (i) any decrease in the market price of the shares of the Company Common Stock (as defined in the Acquisition Agreement as of the Original Signing Date), but not any Event underlying such decrease to the extent such Event would otherwise constitute a Material Adverse Effect; (ii) conditions, events, or circumstances generally affecting the retail, contract, direct mail and/or internet businesses of the office supply industry; (iii) changes in GAAP, applicable Law (as defined in the Acquisition Agreement as of the Original Signing Date) or accounting standards, or in any interpretation of GAAP, applicable Law or accounting standards; (iv) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement (or any public disclosure relating to such litigation); (v) any change, in and of itself, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Target or its Subsidiaries, or any failure, in and of itself, to meet analyst projections, but not any Event underlying such change or failure to the extent such Event would otherwise constitute a Material Adverse Effect; (vi) the failure, in and of itself, of the Target to meet any expected or projected financial or operating performance target publicly announced or provided to the Company prior to the date of the Acquisition Agreement, as well as any change, in and of itself, by the Target in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the Company prior to the date of the Acquisition Agreement, but in each case not any Event underlying such failure or change to the extent such Event would otherwise constitute a Material Adverse Effect; (vii) any changes or developments in United States, European, Asian or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting United States, European, Asian or global financial or securities markets; or (viii) any changes or developments resulting from the execution, delivery, existence of, or compliance with the Acquisition Agreement or announcement or consummation of the transactions contemplated by the Acquisition Agreement, including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors; provided, further, that the exceptions in subclauses (ii), (iii) and (vii) shall not apply to the extent that the Target and its Subsidiaries are materially disproportionately affected thereby compared to other participants in the industry or industries in which they operate.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the definitive documentation for the ABL Facility (including a credit agreement substantially in the form of the ABL Form Credit Agreement and each of the other “Loan Documents” as defined in the ABL Draft Credit Agreement, the “Loan Documents”) or any other agreement or undertaking between you and us concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which will be a condition to the availability and effectiveness of the ABL Facility on the Closing Date will be (a) the representations and warranties made by, or with respect to, the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Company or its subsidiaries have the right (taking into account any applicable cure periods) to terminate its or their obligations under the Acquisition Agreement or decline to consummate the transactions thereunder as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability and effectiveness of the ABL Facility on the Closing Date if the conditions set forth or referred to in the first paragraph of this Section 2 are satisfied and/or waived by the Commitment Parties (it being understood that, to the extent any security interest in the Collateral (as defined in the ABL Form Credit Agreement) (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or by the possession of stock certificates (or equivalent certificated equity interests) of the subsidiaries of the Company (including the Target) as and to the extent required pursuant to the ABL Form Credit Agreement), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability and effectiveness of the ABL Facility on the Closing Date but shall be required to be delivered no later than (x) 120 days after the Closing Date in the case of security interests in real properties and (y) 90 days after the Closing Date in the case of security interests in any other Collateral (in each case, as such date may be extended by the ABL Facility Administrative Agent acting reasonably) pursuant to arrangements to be mutually agreed by the Company and the ABL Facility Administrative Agent).  For purposes hereof, “Specified Representations” means the representations of the Borrowers and the Subsidiary Guarantors (each, as defined in the ABL Draft Credit Agreement) in the Loan Documents relating to qualification, incorporation or organization of the Company and the Subsidiary Guarantors; power and authority to enter into the Loan Documents; due authorization and execution of the Loan Documents; no conflict of the Loan Documents with the organizational documents of any Borrower or any Subsidiary Guarantor or the Company’s existing 2.75% senior notes due 2018 (the “2018 Notes”) or 4.375% senior notes due 2023 (the “2023 Notes”) or the Term Loan Agreement; delivery and enforceability of the Loan Documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its restricted subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 5 of Exhibit B); not being subject to regulation under the Investment Company Act of 1940; not using proceeds of the loans under the ABL Facility to purchase margin stock or in violation of the FCPA; not using the proceeds of the loans under the ABL Facility in violation of OFAC and the Patriot Act (and similar laws in relevant jurisdictions); and the creation, validity and perfection of the security interest to be granted in the intended collateral to be perfected (except as provided above).  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

3.                                      Syndication

The Arrangers intend and reserve the right, on and after the Original Signing Date, to syndicate the ABL Facility to the Lenders (as such term is defined in the ABL Form Credit Agreement) (collectively with the Initial Lenders, the “Lenders”).  Notwithstanding the foregoing, the Arrangers will not syndicate to (i) those lenders separately identified in writing by you to us prior to the Original Signing Date or (ii) to your competitors (which shall not include bona fide debt funds), separately identified in writing by you to us prior to the Original Signing Date or to the ABL Facility Administrative Agent from time to time after the Closing Date (such Lenders, “Disqualified Lenders”).

Notwithstanding the Arrangers’ right to syndicate the ABL Facility and receive commitments with respect thereto (unless otherwise agreed in writing by you), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the ABL Facility on the Closing Date (as defined in Exhibit A)) in connection with any syndication, assignment or participation of the ABL Facility, including its commitment in respect thereof, until after the initial funding of the ABL Facility on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitment in respect of the ABL Facility until after the initial funding of the ABL Facility on the Closing Date has occurred and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the ABL Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

The Arrangers will lead the syndication, including determining, in consultation with you, the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, in each case subject to your consent rights with respect to Disqualified Lenders specified above.  The Arrangers will determine the final commitment allocations and will notify the Company of such determinations.  The Company agrees to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Company, the Target and their respective subsidiaries.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the ABL Facility and in no event shall the successful completion of syndication of the ABL Facility constitute a condition to the availability of the ABL Facility on the Closing Date.  The Company and its subsidiaries shall use their commercially reasonable efforts, and the Company shall use its commercially reasonable efforts to cause the Target and its subsidiaries to use their commercially reasonable efforts, to deliver to the Lead Arrangers an updated appraisal and an updated field exam from a third party appraiser reasonably acceptable to the Lead Arrangers within 60 days of a Favorable Determination (as hereinafter defined), in each case, with respect to the Loan Parties and the Borrowing Base and the Company agrees to ensure that (and with respect to the Target, using commercially reasonable efforts to ensure that) the ABL Facility Administrative Agent shall have sufficient access to the Company and its subsidiaries and the Target and its subsidiaries, such that the updated field exam and updated inventory appraisal can be completed.  (i) The Lead Arrangers agree to use their commercially reasonable efforts to ensure, after a Favorable Determination, the timely completion of an updated third party field exam and updated inventory appraisal and (ii) we agree that the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the ABL Facility shall be those required to be delivered pursuant to paragraphs 2 and 3 of Exhibit B.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the compliance with any of the provisions set forth in this paragraph), shall not constitute a condition to the commitments hereunder or the funding of the ABL Facility on the Closing Date.

Subject to your consent, not to be unreasonably withheld or delayed, and compliance with applicable laws, each Arranger has the right, after the Closing Date, to place advertisements in financial and other newspapers and journals at its own expense describing its services to you.  You will be solely responsible for the contents of all marketing information, documentation or other materials delivered to us by you or your affiliates in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below).  At the Arrangers’ request, you agree to assist in the preparation of an additional version of the marketing materials that does not contain material non-public information (as reasonably determined by you) concerning you, the Target or your or its respective subsidiaries or your or its respective affiliates or any of your or its respective securities for purposes of foreign, United States federal and state securities laws (collectively, “MNPI”).  You will clearly designate as “PUBLIC” any information that does not contain MNPI (the “Public Information Materials”) provided to the Commitment Parties by you or by your representatives on your behalf which is suitable to make available to Public Lenders.  Before distribution of any marketing materials in connection with the syndication of the ABL Facility (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of Public Information Materials to Public Lenders and confirming the absence of MNPI therein.  You acknowledge and agree that the following documents may be distributed to Public Lenders (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) drafts and final versions of the Loan Documents, the Term Loan Credit Agreement and the Escrow Agreement; (b) administrative materials prepared by the Arrangers for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the ABL Facility.  You agree that unless specifically labeled “PUBLIC,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the ABL Facility, whether through an Internet site (including without limitation an IntraLinks or SyndTrak workspace), electronically, in presentations, at meetings or otherwise will be distributed to Public Lenders.

4.                                      Information

You represent and warrant to us (including, for the sake of clarity, each Arranger) that (and with respect to information and projections relating to the Target and its subsidiaries, to the best of your knowledge that) (i) all written information (other than projections, forward-looking information and information of a general economic or industry specific nature) that has been or will be made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates by you or the Target or any of your or its respective representatives on your or its behalf in connection with the Transactions, when taken as a whole, was and will be, when furnished, complete and correct in all material respects and did not and will not when furnished and when taken as a whole contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (giving effect to all supplements and updates provided thereto) and (ii) the projections and other forward-looking information that have been or will be made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates by you or the Target or any of your or its respective representatives on your or its behalf in connection with the Transactions have been and will be prepared in good faith and that the information in such projections with respect to you will be based upon accounting principles consistent with the historical audited financial statements of the Company most recently provided to the Commitment Parties as of the date hereof and upon assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time such projections are made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates; it being understood that such projections and forward-looking statements are as to future events and are not to be viewed as facts, such projections and forward-looking statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.  You agree that if at any time prior to the Closing Date you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to information and projections relating to the Target and its subsidiaries) in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will (and, with respect to information and projections relating to the Target and its subsidiaries, you will use commercially reasonable efforts to cause the Target and its subsidiaries to) promptly supplement, or cause to be supplemented, the information and projections so that (with respect to information and projections relating to the Target and its subsidiaries, to the best of your knowledge) such representations will be correct in all material respects under those circumstances.  You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.                                      Indemnification; Expense Reimbursement

To induce us (including, for the sake of clarity, each Arranger) to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the ABL Facility, you hereby agree (a) to indemnify and hold harmless the ABL Facility Administrative Agent, the ABL Facility Collateral Agent, the Commitment Parties, the Arrangers, each Commitment Party in any other capacity to which it may be appointed by you in connection with the Transactions, each Lender and their respective affiliates and each partner, trustee, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever that may be brought by the Company, the Target, the Subsidiary Guarantors, any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person as a result of or arising out of or in any way relating to or resulting from this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities and you agree, upon demand, to pay and reimburse each Indemnified Person, whether or not the action, suit, proceeding or claim out of which any such expenses arise is brought by the Company, the Target, any other Borrower or Subsidiary Guarantor, any of their respective affiliates or any other person or entity and whether or not any Indemnified Person is a party to such action, suit, proceeding or claim for any reasonable, documented out-of-pocket legal (limited to the fees, charges and disbursements of a single counsel for all Indemnified Persons selected by the Commitment Parties and of such special and local counsel as the Commitment Parties may deem appropriate in their good faith discretion, except that if any Indemnified Person reasonably concludes that its interests conflict with those of another Indemnified Person and notifies you of such conflict, you shall also be responsible for the reasonable, documented fees, charges and disbursements of (i) one separate counsel for such conflicted Indemnified Persons and (ii) such special and local counsel as such conflicted Indemnified Persons may deem appropriate in their good faith discretion) and other reasonable, documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim; provided that you will not have to indemnify an Indemnified Person against (A) any claim, loss, damage, liability or expense (i) to the extent such claim, loss, damage, liability or expense is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Indemnified Person or any of its controlled affiliates, partners, trustees, directors, officers, employees, advisors, representatives, agents, attorneys or controlling persons or (y) a material breach by any Commitment Party of its obligations under this Commitment Letter or (ii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Administrative Agent, Commitment Party, Arranger or other agent in its capacity or in fulfilling its role as such) or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (b) on the earlier of the Closing Date and any other Termination Date, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of Latham & Watkins LLP, Morgan Lewis & Bockius LLP, of a single firm of local counsel to the Arrangers in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction), in each case incurred in connection with the ABL Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter and the Loan Documents.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems unless such use resulted from the gross negligence or willful misconduct on the part of such person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

The indemnity and reimbursement obligations of the Company under this Section 5 will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Indemnified Persons and shall be superseded in each case by the applicable provisions to the extent covered in the Loan Documents upon effectiveness thereof and thereafter shall have no further force and effect.

Neither you nor we nor any other Indemnified Person will be responsible or liable to us or you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of or arising out of, or in any way related to, the Acquisition, this Commitment Letter, the Fee Letter, the Facilities or the Transactions or any use or intended use of the proceeds of the Facilities; provided that the indemnity and reimbursement obligations under this Section 5 shall not be limited by this sentence.

6.                                      Assignments/Amendments

This Commitment Letter may not be assigned by you without the prior written consent of each of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including equity holders, employees or creditors of the Company) other than the parties hereto (and any Indemnified Person).  This Commitment Letter may not be assigned by any Commitment Party without the consent of the Company (and any purported assignment without such consent will be null and void); provided that the Initial Lenders may assign their commitments in accordance with Section 3 above.  This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.                                      USA PATRIOT Act Notification

The Arrangers hereby notify the Company, the Borrowers and the Subsidiary Guarantors that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each Lender may be required to obtain, verify and record information that identifies the Borrowers and the Subsidiary Guarantors, which information includes the name and address of the Borrowers and the Subsidiary Guarantors and other information that will allow the Arrangers and each Lender to identify the Borrowers and the Subsidiary Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for each Arranger and each Lender, and you agree that the Arrangers shall be permitted to share such information with the Lenders.

8.                                      Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any communications provided by the Commitment Parties or any of their affiliates in connection with the Transactions (collectively with the Commitment Letter and the Fee Letter, the “Transaction Information”) may not be disclosed to any person or entity other than the Board of Directors and senior management of the Company or circulated or referred to publicly without our prior written consent except, after providing prior written notice to the Commitment Parties (but only as and to the extent the provision of such notice is reasonably practicable), pursuant to applicable law or compulsory legal process, including without limitation a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that (x) we hereby consent to your disclosure of (i) the Transaction Information to your officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep such Transaction Information confidential and such persons are subject to confidentiality obligations, (ii) this Commitment Letter, the ABL Form Credit Agreement or the information contained herein or therein (but not the Fee Letter or the information contained therein other than a version of the Fee Letter redacted in a customary manner reasonably satisfactory to the Lead Arrangers) to the Target and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter, the ABL Form Credit Agreement and the information contained herein and therein confidential and such persons are subject to confidentiality obligations, (iii) the ABL Form Credit Agreement to any ratings agencies on a confidential basis in connection with the Transactions, (iv) this Commitment Letter, the ABL Form Credit Agreement or the information contained herein or therein (but not the Fee Letter or the information contained therein) in any syndication or other marketing materials, prospectus or other offering memorandum, in each case relating to the Facilities, (v) the ABL Form Credit Agreement (but not this Commitment Letter or the Fee Letter) to potential debt providers in coordination with us to obtain commitments to the ABL Facility from such potential debt providers, (vi) this Commitment Letter, the ABL Form Credit Agreement or the information contained herein or therein (but not the Fee Letter or the information contained therein) to the extent customary or required in any public or regulatory filing relating to the Transactions and (vii) you may disclose the aggregate amounts contained in the Fee Letter as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or to the extent customary or required in any public or regulatory filing relating to the Transactions; provided, further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the earlier of the Closing Date and the date that is two years after the Original Signing Date.

We shall use all nonpublic information received by us and our affiliates from or on behalf of you in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies on a confidential basis in connection with our mandate hereunder, (b) to any Lenders or participants or prospective Lenders or participants who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent reasonably practicable and permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or our affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such Representatives’ compliance with this paragraph), (f) to any of our affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and we shall be responsible for such affiliates’ compliance with this paragraph) to be utilized solely in connection with rendering services to you in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you or any of your affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law), (k) to any hedge provider or prospective hedge provider (collectively, “Specified Counterparties”) subject to the provisions of the proviso to this paragraph or (l) for purposes of enforcing the rights of the Commitment Parties under this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information.  The provisions of this paragraph shall automatically be superseded by the confidentiality provisions to the extent covered in the Loan Documents upon the Closing Date and shall in any event automatically terminate two years following the Original Signing Date.

You acknowledge that the Commitment Parties and their respective affiliates may from time to time effect transactions, for their own account or the account of customers, and may hold positions in loans or options on loans of the Company, the Target and other companies that may be the subject of the Transactions.  In addition, each of the Commitment Parties and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold long or short positions in securities or options on securities of the Company, the Target and other companies that may be the subject of the Transactions.  You acknowledge that each Commitment Party and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise, and that each Commitment Party and its affiliates may have economic interests that are different from or conflict with those of the Company regarding the Transactions.  You acknowledge that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors.  You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’-length commercial transactions and that we are acting as principal and in our own best interests.  The Company is relying on its own experts and advisors to determine whether the Transactions are in the Company’s best interests.  You agree that we will act under this Commitment Letter and the Fee Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letter, the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and the Company, its equity holders or its affiliates, on the other hand, in connection with the financing contemplated hereby.  In addition, we may employ the services of our respective affiliates and branches in providing any of the services hereunder and may exchange with such affiliates information concerning the Company, the Target and other companies that may be the subject of the Transactions and such affiliates or branches will be entitled to the benefits afforded to, and subject to the limitations and restrictions binding upon, us hereunder.

In addition, please note that Barclays Capital Inc. has been retained by you as financial advisor (in such capacity, the “Financial Advisor”) to you in connection with the Acquisition.  You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8).  Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Additionally, you acknowledge and agree that no Commitment Party nor their respective affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction; provided that the parties acknowledge that the Financial Advisor is advising you with respect to the Acquisition pursuant to a separate Engagement Letter between the Financial Advisor and you.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and no Commitment Party nor their respective affiliates shall have any responsibility or liability to you with respect thereto.  Any review by the Commitment Parties or their affiliates of the Company, the Target, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of you or any of your affiliates.

9.                                      Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO.  THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (A) THE INTERPRETATION OF A MATERIAL ADVERSE EFFECT AND WHETHER A MATERIAL ADVERSE EFFECT HAS OCCURRED AND (B) THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR SUBSIDIARIES (OTHER THAN THE TARGET AND ITS SUBSIDIARIES) HAVE THE RIGHT (WITHOUT REGARD TO ANY NOTICE REQUIREMENT) TO TERMINATE YOUR OR THEIR RESPECTIVE OBLIGATIONS (OR TO REFUSE TO CONSUMMATE THE ACQUISITION) UNDER THE ACQUISITION AGREEMENT (IN EACH CASE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE).

Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the performance of services hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the performance of services hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court.  Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter and any written or oral communications provided by the Commitment Parties or any of their affiliates in connection with the Transactions are issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon or thereon.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided or referred to in Section 2 of this Commitment Letter, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

Except to the extent otherwise specified in this Commitment Letter, the provisions of Sections 3, 4, 5, 6 and 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, or the Transactions, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the ABL Facility is made available or any loans under the ABL Facility are incurred.  You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the ABL Facility hereunder at any time subject to the provisions of the preceding sentence and the Fee Letter.  The provisions of Sections 3, 4, 5, 6, 8 and 9 of the First Restated Commitment Letter shall survive this restatement to the extent such provisions relate to the Term Facility or to the “Arrangers” (as such term is defined in the First Restated Commitment Letter) for the ABL Facility.

10.                               Termination; Acceptance

Our commitments (along with, for the sake of clarity, the commitments of each of the Initial Lenders) hereunder and our agreements (along with, for the sake of clarity, the agreements of each of the Arrangers) to provide the services described herein will automatically (and without further action) terminate upon the first to occur of (such first date, the “Termination Date”) (i) the consummation of the Acquisition (together with the release of the Term Loan proceeds to the Company from the Escrow Account and any funding of the ABL Facility to the extent required hereunder), (ii) your written notice to us of your abandonment or termination of the definitive documentation for the Acquisition, including the Acquisition Agreement, (iii) your written notice to us of your election to terminate the commitments for the ABL Facility, our agreements to provide the services described herein, and your obligations described herein and (iv) 5:00 p.m. New York City time on May 10, 2016 (or, if prior to 5:00 p.m. New York City time on May 10, 2016, the Federal Trade Commission agrees to a settlement pursuant to which the Acquisition is permitted to proceed in accordance with the Acquisition Agreement or a court of competent jurisdiction determines pursuant to an order or judgment that the Acquisition is permitted to proceed in accordance with the Acquisition Agreement, in each case, as reasonably determined by MLPFS and Barclays, a “Favorable Determination”, 5:00 p.m. New York City time on September 10, 2016) unless the Closing Date has occurred on or before such date on the terms and subject to the conditions set forth herein.  Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter set forth the entire understanding of the parties with respect to the ABL Facility and supersede any prior written or oral agreements among the parties hereto with respect to the ABL Facility.  Those matters that are not covered in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties.  This Commitment Letter is in addition to the agreements of the parties set forth in the Fee Letter.  No person has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on February 2, 2016, whereupon this Commitment Letter and the Fee Letter will become binding agreements among us.  If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

We look forward to working with you on this assignment.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Andrew Cerussi
Name: Andrew Cerussi
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Daryl Kuriger
Name: Daryl Kuriger
Title: Managing Director

[Signature Page to Second Amended and Restated Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ Joseph Jordan
Name: Joseph Jordan
Title: Managing Director

[Signature Page to Second Amended and Restated Commitment Letter]

Accepted and agreed to as of
the date first above written:

STAPLES, INC.

By:	/s/ Christine T. Komola
	Name:	Christine T. Komola
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Amended and Restated Commitment Letter]

The undersigned hereby acknowledges that the First Restated Commitment Letter is amended, restated and superseded by the Second Amended and Restated Commitment Letter.

Acknowledged by:

GUGGENHEIM SECURITIES HOLDINGS, LLC

By:	/s/ Robert Lieberberg
Name: Robert Lieberberg
Title: Chief Administrative Officer

[Signature Page to Second Amended and Restated Commitment Letter]

Exhibit A

Project Warrior
Transaction Description

Capitalized terms used but not defined herein have the meanings assigned to such terms as set forth in the Commitment Letter to which this Exhibit A is attached.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

In connection with the Acquisition, it is intended that:

1.              The Company will obtain the ABL Facility and, on the Closing Date, will borrow loans in an aggregate amount of approximately $1,800 million, and obtain letters of credit, under the ABL Facility;

2.              The Company will assume all of the rights and obligations of the borrower under the Term Loan Credit Agreement, and the proceeds of the Term Loans will be released to the Company or the Escrow Borrower from the Escrow Account in accordance with the Escrow Agreement;

3.              The Equity Issuance will be consummated;

4.              Immediately after giving effect to the Acquisition, (a) on the Closing Date, all principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (i) contingent obligations not then due and payable and that by their terms survive the termination of the Existing Credit Facility (as defined below) and (ii) certain existing letters of credit outstanding thereunder that on the Closing Date will be handled in accordance with the ABL Form Credit Agreement) under that certain Amended and Restated Credit Agreement dated as of May 25, 2011 (as amended, restated, amended and restated, refinanced, replaced, modified or supplemented from time to time prior to the Closing Date), among, inter alios, the Target, JPMorgan Chase Bank, N.A. as administrative agent and US collateral agent, JPMorgan Chase Bank, N.A., London Branch, as European administrative agent and European collateral agent, and the other parties thereto (the “Existing Credit Facility”) will be repaid in full and the commitments to extend credit thereunder will be terminated and security interests or guaranties provided in connection therewith will be terminated or released pursuant to a customary payoff letter and (b) the Target’s 9.75% Senior Secured Notes due 2019 (the “Existing Notes”), issued under that certain Indenture, dated as of March 14, 2012 (the “Existing Indenture”), between the Target and US Bank National Association, as trustee, will either be (A) redeemed 30 days after the Closing Date (with an irrevocable notice of redemption being delivered on or prior to the Closing Date), (B) irrevocably defeased in accordance with the terms of the Existing Indenture, (C) discharged on or prior to the Closing Date (with an irrevocable notice of redemption being delivered on or prior to the Closing Date) or (D) will be subject to a tender offer and consent solicitation that closes on or prior to the Closing Date, which as a result of such tender offer and consent solicitation and/or any covenant defeasance or discharge in accordance with the terms of the Existing Indenture, any conflicts in the Existing Indenture are eliminated (and if any stub debt remains outstanding after such tender offer and consent solicitation, the Target shall redeem, discharge or defease such stub debt in the manner described in

Exhibit A-1

either clause (A) or (B) above (with an irrevocable notice of redemption being delivered on or prior to the Closing Date) (the transactions described in clauses (a) and (b) above, collectively, the “Refinancings”); and

5.              The proceeds of the Term Facility in an aggregate amount of approximately $2,500 million (released to the Company or the Escrow Borrower from the Escrow Account) and permitted borrowings under the ABL Facility, together with approximately $500 million of existing cash on hand of the Company and the Target, will be applied (i) as described above to fund the cash consideration for the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, including any original issue discount, the “Transaction Costs”) and (iii) to pay for the Refinancings.

The Acquisition and the other transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.  The date of the consummation of the Transactions is referred to herein as the “Closing Date”.

Exhibit A-2

Exhibit B

Project Warrior
Summary of Conditions Precedent to the ABL Facility(1)

The availability of the ABL Facility is subject to the following conditions precedent:

1.                                      Concurrent Transactions:  The Acquisition shall have been consummated or will be consummated, substantially concurrently with the initial funding under the ABL Facility and the release of the Term Loan proceeds to the Company or the Escrow Borrower from the Escrow Account, in accordance with the Acquisition Agreement without giving effect to any amendments, modifications, supplements, consents or waivers by the Company thereto, if such amendments, modifications, supplements, consents or waivers by the Company of any term thereof are materially adverse to any interest of the Commitment Parties or the Lenders (it being understood that (i) any amendment, modification, supplement, consent or waiver by the Company to the definition of “Material Adverse Effect” or the “Xerox” provisions in Sections 8.5(b), 8.6, 8.11, the last sentence of 8.12 and the last sentence of 8.14 of the Acquisition Agreement shall be deemed to be materially adverse and (ii) any amendment, modification, supplement, consent or waiver by the Company that results in a decrease of up to 15% of the Cash Consideration (as defined in the Acquisition Agreement) shall not be deemed to be materially adverse so long as the Term Loans are prepaid on a dollar-for-dollar basis by the amount of any such decrease) will be made or granted without the prior written consent of the Commitment Parties.  Notwithstanding anything to the contrary herein, the Term Loans shall be prepaid and the borrowings under the ABL Facility on the Closing Date (without a permanent reduction in the ABL Facility commitments) shall be reduced on a pro rata basis in an aggregate principal amount equal to the net cash proceeds received by the Company and the Target on or prior to the Closing Date from any and all sales of Divested Properties (as defined in the ABL Form Credit Agreement) where the aggregate proceeds exceed $15 million, solely to the extent required to cause the Senior Secured Net Leverage Ratio, after giving effect to such sales of Divested Properties, to be less than or equal to 2.00 to 1.00 as of the Closing Date; provided that, in any event, the prepayment of the Term Loans and the reduction of the ABL Facility borrowings shall be reallocated to the extent Excess Availability (as defined in the ABL Form Credit Agreement) is less than $1,000 million as of the Closing Date after giving effect to such sale of Divested Properties and such prepayment and reduction.

2.                                      Historical Financial Statements.  The Arrangers shall have received (i) audited consolidated financial statements of the Company and its consolidated subsidiaries consisting of audited consolidated balance sheets as of the last date of each of the three fiscal years of the Company and its consolidated subsidiaries ended at least 90 days prior to the Closing Date and audited consolidated income statements and statements of stockholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date, (ii) audited consolidated financial statements of the Target and its consolidated subsidiaries consisting of audited consolidated balance sheets as of the last date of each of the three fiscal years of the Target and its consolidated subsidiaries ended at least 90 days prior to the Closing Date and audited consolidated income statements and statements of stockholders’ equity and cash flows for each of the fiscal years of the Target and its consolidated subsidiaries for each of the three fiscal

(1)              Capitalized terms used in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached (the “Commitment Letter”) or Exhibit A attached to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Exhibit B-1

years of the Target ended at least 90 days prior to the Closing Date, (iii) unaudited interim consolidated financial statements of the Company and its consolidated subsidiaries consisting of unaudited interim consolidated balance sheets and unaudited interim consolidated income statements and statements of cash flows of the Company and its consolidated subsidiaries as of the last day of, and for the most recently completed fiscal quarter (other than the fourth fiscal quarter) of, the Company and its consolidated subsidiaries ended after the last fiscal year for which financial statements have been provided pursuant to clause (i) above and ended at least 45 days before the Closing Date (other than the fourth fiscal quarter) and (iv) unaudited interim consolidated financial statements of the Target and its consolidated subsidiaries consisting of unaudited interim consolidated balance sheets and unaudited interim consolidated income statements and statements of cash flows of the Target and its consolidated subsidiaries as of the last day of, and for the most recently completed fiscal quarter (other than the fourth fiscal quarter) of, the Target and its consolidated subsidiaries ended after the last fiscal year for which financial statements have been provided pursuant to clause (i) above and ended at least 45 days before the Closing Date (other than the fourth fiscal quarter).

3.                                      Pro Forma Financial Statements.  The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which the latest financial information pursuant to paragraph 2(i) and (iii) above has been delivered, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements) which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

4.                                      Payment of Fees and Expenses.  The Company shall have paid, or will substantially simultaneously with the initial borrowing under the ABL Facility and the release of the Term Loan proceeds to the Company or the Escrow Borrower from the Escrow Account pay, all fees and reasonable expenses (including, without limitation, legal fees and expenses) of the Arrangers, the ABL Facility Administrative Agent, the ABL Facility Collateral Agent and the Lenders as and to the extent required pursuant to the terms of this Commitment Letter or the Fee Letter.

5.                                      Definitive Documents; Customary Closing Conditions.  Subject in all respects to the Limited Conditionality Provisions, (a) the Loan Documents (including, for the avoidance of doubt, the credit agreement, guarantees, security agreements, intercreditor agreements and other related definitive documents), which shall be in accordance with the terms set forth in the Commitment Letter and the ABL Form Credit Agreement, and which credit agreement shall be substantially in the form of the ABL Draft Credit Agreement, shall have been executed and delivered by the Borrowers and each Subsidiary Guarantor (provided that the Target and its subsidiaries to the extent required to become Borrowers and Subsidiary Guarantors shall only be required to execute and deliver such documentation after the effectiveness of, but substantially concurrently with, the Acquisition) and, in the case of the intercreditor agreement, which shall be substantially in the form of the L&W Draft 1/19/2016, with changes thereto that are reasonably satisfactory to the Arrangers, shall also have been executed and delivered by the Term Loan Collateral Agent, and (b) the Company shall have delivered the following other customary closing deliverables with respect to the Borrowers and the Subsidiary Guarantors with respect to the ABL Facility: (i) customary officer’s closing and secretary certificates, legal opinions (in each relevant jurisdiction), corporate authority or organizational documents, good standing certificates in jurisdictions of formation/organization, and officer’s certificates evidencing authority and (ii) a

Exhibit B-2

solvency certificate, dated as of the Closing Date and after giving effect to the Transactions, substantially in the form of Annex I attached to this Exhibit B, of the chief financial officer of the Company.

6.                                      Refinancings.  The Refinancings shall have been consummated prior to, or substantially simultaneously with the initial borrowing under the ABL Facility and the release of the Term Loan proceeds to the Company or the Escrow Borrower from the Escrow Account, shall be consummated, and, substantially concurrently therewith, the Company will assume all of the rights and obligations of the Escrow Borrower under the Term Loan Credit Agreement and the proceeds of the Term Loans will be released to the Company or the Escrow Borrower from the Escrow Account in accordance with the Escrow Agreement.

7.                                      Liens.  Subject in all respects to the Limited Conditionality Provisions and the terms of the ABL Form Credit Agreement, all documents and instruments required to create and perfect the ABL Facility Collateral Agent’s security interest in the Collateral (as defined in the ABL Form Credit Agreement) shall have been executed and delivered and, if applicable, be in proper form for filing.

8.                                      Patriot Act.  Each Commitment Party shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Borrower and the Subsidiary Guarantors that the Commitment Parties have reasonably determined is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and that was reasonably requested from the Company in writing at least 10 business days prior to the Closing Date.

9.                                      Marketing Period.  [Reserved].

10.                               Representations and Warranties.  (a) To the extent that the Company or its subsidiaries have the right (taking into account any applicable cure periods) to terminate its or their obligations under the Acquisition Agreement or decline to consummate the transactions thereunder as a result of a breach of such representations in the Acquisition Agreement, the Acquisition Agreement Representations shall be true and correct on the Closing Date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date and (b) the Specified Representations shall be true and correct in all material respects (provided that Specified Representations already qualified by materiality or material adverse effect shall be true and correct in all respects) on the Closing Date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date.

11.                               Field Exams, Appraisals; Receipt of Borrowing Base Certificate; Projections; Minimum Excess Availability; Notice of Borrowing.  (i) the Arrangers shall have received (x) a Borrowing Base certificate (similar in format to the certificate under the Existing Credit Facility) prepared as of the last day of the most recent month ending at least 20 calendar days prior to the Closing Date and (y) projections prepared in good faith by the Company and based upon reasonable assumptions showing Availability and Excess Availability during the 12-month period following the Closing Date and (ii) after giving effect to the Transactions on the Closing Date (including the loans and other extensions of credit made under the ABL Facility on the Closing Date) and including the assets of the Target and its subsidiaries in the Borrowing Base, pro forma Excess Availability shall be not less than $750,000,000.  The ABL Facility Collateral Agent shall have received a prior written notice of borrowing and/or letter of credit request as applicable.

Exhibit B-3

Annex I to Exhibit B

Form of Solvency Certificate

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of [Borrower], a corporation organized under the laws of the State of Delaware (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [   ] of the ABL Credit Agreement, dated as of    , among [    ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                                 “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its restricted subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The aggregate amount of net consideration that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of an entire operation as a going concern, presuming the business will be continued, in its present form and character, and with reasonable promptness, not to exceed one year.

(c)                                  “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its restricted subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)                                 “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its restricted subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit

Agreement and the use of proceeds of such loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)                                  “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

Borrower and its restricted subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)                                   “Do not have Unreasonably Small Capital”

Borrower and its restricted subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3.                                      For purposes of this certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [   ] of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As chief financial officer of Borrower, I am familiar with the financial condition of Borrower and its restricted subsidiaries.

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the [ABL] Credit Agreement and the use of proceeds of such loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of Borrower and its restricted subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Borrower and its restricted subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Borrower and its restricted subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

2

IN WITNESS WHEREOF, Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer this [  ] day of [       ].

[	]

By:
Name:
Title: Chief Financial Officer

3